EXHIBIT 10.15
February 20, 2007
Mr. Pete Ianace
CEO
ESPRE Solutions, Inc.
5700 West Plano Parkway
Suite 2600
Plano, TX 75093

Re:	Engagement of Ackrell Capital,
LLC, as exclusive investment banker
and placement agent
Dear Pete:
We are extremely excited to be working with ESPRE Solutions, Inc. (including its successors, assigns and its and their affiliates, including any joint entity or any subsidiary of any affiliate or related entity, collectively the “Company” or “ESPRE”), on raising capital in the form of debt and/or equity to assist the Company in developing and realizing its business plan.
As we discussed and agreed, the Company hereby engages Ackrell Capital, LLC (including its successors, assigns and its and their affiliates, “Ackrell”) as its exclusive financial advisor, placement agent and investment banker regarding the placement, initially, of approximately $10 million of debt, convertible debt, and/or equity or equity linked securities, through the placement of securities in one or a series of related or unrelated transactions (each a “Transaction”).
The attached section, entitled Binding Engagement Terms will comprise the entire engagement agreement (the “Agreement”) between the Company and Ackrell. This Agreement may be amended in writing from time to time as agreed upon the parties.
If this Agreement, including, without limitation, the foregoing and attached terms, is acceptable to you, please sign below and initial the following pages where marked, and return it to me. If you need to discuss the letter, please feel free to call Jonathan Heine on his mobile telephone (914-523-3988) or at my office (914-666-4140). We are looking forward to continuing to work together.

Signed:		AGREED:

ACKELL CAPITAL, LLC		ESPRE SOLUTIONS, INC.

By:	/s/ Mike Ackrell	By:	/s/ Peter Ianace

	Mike Ackrell, CEO		Peter Ianace, CEO
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BINDING ENGAGEMENT TERMS
     The following should not be construed as a definitive or binding proposal or offer to underwrite securities of the Company, nor does it imply or express any warranty as to results or outcome of any services provided by Ackrell Capital, LLC.
Company:	ESPRE Solutions, Inc., a Nevada corporation, collectively, with its successors and assigns and its and their affiliates, including any existing or to be formed entities which are owned or controlled by any such entities (“ESPRE” or the “Company”).

Business:	The Company proposes to, among other things and without limitation, continue to develop and market video streaming technology, systems, and products for, among other markets, the online, video and mobile telecommunications markets. The Company is also involved with and/or considering the establishment of various joint ventures and other wholly owned and non-wholly owned entities, which will be considered an integral part of the Business and the Company for the purposes of this Agreement.

Engagement	Ackrell Capital, LLC (including its successors, assigns and its and their affiliates, employees and independent contractors, “Ackrell”) is hereby engaged by the Company to act as the Company’s exclusive investment banker, financial consultant, financial advisor, and placement agent with regard to a Transaction (as defined herein), as well as providing assistance in the Company’s strategy, finances, operations and other issues, relating to the raising of debt and/or equity capital in an amount currently expected to approximate $10 million, in one or a series of related and/or unrelated transaction(s), most likely through a private placement of securities (each such event or transaction a “Transaction,” however a Transaction shall include amounts lesser or greater than the amount specified in this sentence, and may also include the sale of some or all of the assets, stock, securities or a majority of Ownership Interests (as defined herein) of the Company and/or its shareholders or Ownership Interest holders (including, without limitation, a merger, reverse merger, acquisition, transfer of a majority of the assets, interests or securities of the Company, reorganization, winding up, sale of a majority voting interest in the Company, substantial sale by existing shareholders of their Ownership Interests, or other such transaction, such a transaction, a “Sale of Interests”), currently anticipated to be in a combination of some or all of the following (individually and collectively, “Transaction Capital”); senior secured debt, senior unsecured debt, junior secured debt,
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subordinated secured and/or unsecured debt (with or without equity participations and/or options and warrants on such equity), convertible debt or other equity linked debt or securities and equity, Ownership Interests (as described herein), partnership interests, purchase of stock or warrants or other equity interests.

Initial Term:	Beginning as of the date hereof and ending upon the earlier of (i) the final closing of the Transaction, and (ii) midnight on the date eight full calendar months from the date hereof (October 20. 2007).

Compensation:	Subject to the terms described in (i) the Timing and Conditions of Compensation Section herein, and (ii) the Carve Out Compensation Section herein, the Company will pay to Ackrell (or its designated agent or assignee) immediately upon the consummation of any Transaction (except in the case of the Retainers, which will be paid immediately upon execution of the Agreement), irrespective of the source of any Transaction or Transaction Capital, the following Compensation (aggregate of 1, 2, 3 and 4 of this Compensation Section shall constitute Compensation for the purposes of this Agreement).
1.	Cash Retainer. Immediately upon the execution of this Agreement, a non-refundable US $10,000.00 (ten thousand US dollars) retainer payment (the “Cash Retainer”). The Cash Retainer shall be credited, without duplication and never below $0.00, and never requiring a refund of cash to the Company, against the Cash Success Fee (as defined below) up to the amount of the Cash Retainer already paid to Ackrell by the Company. The Cash Retainer shall not be refundable whether or not a Transaction occurs.

2.	Equity Retainer. Immediately upon execution of this Agreement, the Company will convey to Ackrell (including any employees or affiliates of Ackrell requested by Ackrell) an amount of common shares which could be purchased for US$200,000 (two hundred US dollars worth of Company’s common shares) (the “Equity Retainer” and together with the Cash Retainer, the “Retainers”). The amount of shares shall be determined by taking the average closing bid prices of the Company’s common stock during the period 5 days prior to the execution of this Agreement. The Equity Retainer shall be non refundable; however, it shall be credited to, the extent it has been paid to Ackrell, without duplication, against any Equity Success Fee that is paid to Ackrell upon the consummation of any Transaction. The Equity Retainer shall be conveyed on Most Favored Terms (as defined herein), and shall have all the
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rights described in the Equity Rights Section hereof. In addition, in the event the Company consummates a Carve Out JV Financing (as defined herein) then the Equity Retainer conveyed to Ackrell shall increase by 50% to US$300,000 worth of common shares. The Equity Retainer shall be non refundable, whether or not a Transaction occurs, and shall be creditable up to the amount of the Equity Retainer (but never below $0), and never requiring a refund of shares and/or Ownership Interests to the Company), without duplication, against any Equity Success Fee actually due and payable to Ackrell. The Equity Retainer shall be not refundable whether or not a Transaction occurs.

3.	Cash Success Fee. A cash fee equal to 5.0% (five percent) (the “Cash Success Fee”) of the total amount of Transaction Capital raised, invested or conveyed, or in the case of a Sale of Interests, of the Total Consideration paid, transferred or conveyed pursuant to such sale. Any Cash Retainers actually paid to Ackrell shall be credited against the Cash Success Fees due and payable to Ackrell hereunder.

4.	Equity Success Fee. In addition to the Retainers and the Cash Fees payable hereunder, Ackrell shall receive an amount of Ownership Interests (as defined herein) equal to an amount that would be purchasable with an amount of cash equal to 5.0% (five percent) of the total amount of Transaction Capital raised, invested or conveyed, or in the case of a Sale of Interests, of the Total Consideration paid, transferred or conveyed pursuant to such sale (the “Equity Success Fee”). Any Equity Retainer actually paid to Ackrell shall be creditable without duplication and never below$0.00 and never requiring any return by Ackrell of any shares or securities, against the Equity Success Fee (as defined herein) due and payable to Ackrell. The Ownership Interests payable pursuant to the Equity Success Fee shall be conveyed on Most Favored Terms to Ackrell, and shall have all the rights and privileges granted under the Equity Rights section hereof.
Timing and Conditions of Compensation	1. All retainers shall be due and payable in full immediately upon the execution of this Agreement, and shall, in no event, be refundable to the Company. With regard to the Equity Retainer, the Company shall issue shares as soon as practicable.

2. All Cash Success Fees and Equity Success Fees shall be due and payable in full immediately upon the first consummation of any Transaction, including the execution of a binding commitment to consummate a Transaction, irrespective of the amounts of Transaction Capital advanced, conveyed, invested, or otherwise funded.

3. All other compensation, Compensation, Cash Success Fees, Equity Success Fees, and other consideration payable to Ackrell hereunder shall be due and payable in full upon (and in proportion to) each funding, closing or consummation of any Transaction, except with regards to any Sale of Interests, in which case Compensation shall be paid in full, based on the Total Consideration conveyed, immediately upon the first closing or consummation of such Sale of Interests.

Equity Rights:	1. Company to Cooperate on Ackrell Ownership Interests. The Company will reasonably cooperate with Ackrell on structuring Ackrell’s Ownership Interests so as to create favorable tax treatment to Ackrell of such Ownership Interests. This cooperation may include, without limitation, the granting to Ackrell of 7 year Warrants, exercisable at $.0001 per warrant, to purchase Ownership Interests.

2. Execution of Definitive Agreements. Ackrell’s Ownership Interests shall be evidenced by appropriate agreements, including, as the case may be, and without limitation, shareholders agreements, warrant agreements, operating agreements, registration rights agreements, or otherwise.

3. Registration of Company Common Stock. In the event the Company does not have sufficient registered shares or related securities available for the payment of the Equity Retainer and/or the Equity Success Fee, then the Company shall provide Ackrell with Ownership Interests whose legend and trading restrictions shall expire within one year of the date of issuance of such stock. In addition, the Company shall provide Ackrell with unlimited piggyback registration rights on Ackrell’s Ownership Interests. The Company shall be responsible for all costs and fees related to such registration if and when it occurs. In addition, the Company hereby agrees that in the event of a Sale of Interests, the Ackrell Ownership Interests shall not be treated as “insider” stock or be subject to any lockup or trading restrictions, subject to applicable law.
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Certain Definitions:	1. Ownership Interests. For purposes of this Agreement, Ownership Interests shall be defined as (i) any equity or equity linked securities, including, without limitation, common stock, convertible debt or preferred stock, membership interests, partnership interests, equity or profits participations, stock appreciation rights, or other ownership, membership, or other interests in the Company (including, without limitation, the Company’s interests in any existing or to be formed joint venture or affiliate) or the entity which ultimately controls the Company (or its assets or business) as are purchased by the investors, or owned or held by the Company’s existing investors, in each case at Ackrell’s discretion, or warrants on or options to purchase such securities, rights or interests. Ownership Interests shall include any securities issued pursuant to any Transaction contemplated herein.

2. Most Favored Terms. For purposes of this Agreement, Most Favored terms shall be defined as (i) the price (if applicable), (ii) terms, including without limitation, any preference and dividends, and (iii) conditions (including voting, sale, tag along, and minority protection rights) of any Ownership Interests which are no less favorable from any investor’s or purchaser’s perspective than are the most favorable price, terms and conditions as are conveyed to or received by any investor or purchaser in any Transaction; provided, however, that if the average closing bid price of the Company’s common stock for the five days previous to the announcement, date of signed commitment, or pricing date of any Transaction is less than the price conveyed pursuant to a Transaction, then Ackrell shall have the right, but not the obligation, to accept the Company’s common shares at the 5 day average closing bid price instead of any securities issued pursuant to a Transaction in satisfaction of the Equity Success Fee.

3. Total Consideration. For purposes of this Agreement, Total Consideration shall be defined as the aggregate of all cash, assets, or other consideration paid, advanced, funded, exchanged, transferred or otherwise conveyed, plus the assumption, repayment, settlement, satisfaction, negotiation, or modification of outstanding debt or other liabilities, plus the assumption, repayment, settlement, satisfaction, negotiation, or modification, of any outstanding preferred stock, including the present value of any consulting or non competition agreements pursuant to any Transaction, including, without limitation, any Sale of Interests. In addition, to the extent a Sale of Interests does not include the acquisition of all of the Ownership Interests of the Company, such Ownership Interests remaining outstanding shall be included in the
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calculation of Total Consideration for purposes of calculating Ackrell’s fees payable in this Agreement, valued as if such outstanding Ownership Interests were purchased pursuant to such Sale of Interests. By way of illustration, if the price paid for 90% of the outstanding Ownership Interests (including assumption of debt and preferred stock) of the Company were $100 million, then the value of the remaining 10% of Ownership Interests outstanding would be $11.1 million (100 divided by 90% (90% being 100% less the 10% remaining outstanding)), brining the Total Consideration to $111.1 million.

Carve Out Transactions:	1. Carve Out Financing. The Company may raise up to $2,000,000 (two million US dollars) from the Carve Out Shareholders (“Carve Out Shareholders” include only the following: Jack Hunter (Houston, TX), Mike Willis (San Antonio, TX), Jane E. Snowden Trust dated 12/23/94, the Phillip H. Snowden Trust dated 12/23/94, Daniel A. & Ida M. Ryan, W. Gordon Snyder Revocable Trust dated 23 July 2001, Snyder Investment Family Limited Partnership, Grant Davis, Thomas L. Carmody, William P. Moore III Revocable Trust dated October 9, 2001, Clark Burns, Hickock Investment Corp.), and so long as all the Carve Out Conditions are met pursuant to such transaction (and if any such conditions are not met, then the Company shall pay Ackrell all Compensation as if such Carve Out Transaction were a Transaction subject to Compensation hereunder), the Company will not be liable to pay Ackrell any Cash Success Fee or Equity Success Fee on the amount of such funds up to $2 million raised from such Carve Out Shareholders; provided, however, that if the Company raises in excess of $2 million pursuant to a Carve Out Financing, then the Company shall be required to pay Ackrell all Cash Success Fees and Equity Success Fees on such excess amounts raised, as if such excess amounts were raised by Ackrell pursuant to a Transaction. The Carve Out Conditions are as follows:
(i)	The Company must consummate such Carve Out Financing (or JV Carve Out Financing) during the Initial Term.

(ii)	The securities or Ownership Interests issued pursuant to such Carve Out Financing must not be secured by any assets of the Company (or, in the case of an affiliate or joint venture, any of the assets of the joint venture or affiliated entity).
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(iii)	The issue price or conversion price of the securities or Ownership Interests issued pursuant to such Carve Out Financing must be not less than the average closing bid price of the Company’s common stock for the 5 days prior to the earlier of (a) the consummation of the Carve Out Transaction and (b) the day in which the issue price or the conversion price of the securities issued pursuant to such Carve Out Transaction is set.
2. IV. Carve Out Financing. In addition to the Carve Out Financing, the Company may raise up to $2,000,000 (two million US dollars) from Motorola Ventures, Spring Ventures, Visual Investments (collectively, the “JV Carve Out Entities”) to fund a joint venture in which such JV Carve Out Entities have an ownership interest (such capital raise a “JV Carve Out Financing”), and, so long as all the Carve Out Conditions are met pursuant to such JV Carve Out Financing (and if any such conditions are not met, then the Company shall pay Ackrell all Compensation as if such Carve Out Transaction were a Transaction subject to Compensation hereunder), the Company will not be liable to pay Ackrell any Cash Success Fee or Equity Success Fee on the amount of such funds up to an aggregate of all JV Carve Out Financings of $2 million raised pursuant to such JV Carve Out Financing: provided, however, that if the Company raises in excess of $2 million pursuant to a JV Carve Out Financing, then the Company shall be required to pay Ackrell all Cash Success Fees and Equity Success Fees on such excess amounts raised, as if such excess amounts were raised by Ackrell pursuant to a Transaction.

3. The Company will coordinate all Carve Out Financing and JV Carve Out Financing discussions with Ackrell in advance of and throughout such discussions so as to ensure continuity with the engagement hereunder.

Continuing Interest:	Notwithstanding any expiration or termination of this Agreement pursuant to the terms hereof or otherwise, if on or before a date one year after any expiration or termination hereof (such one year period the “Post-Expiration Period”), the Company enters into a definitive commitment, substantial letter of intent, or engages in substantive discussions relating to any financing, Transaction of Sale of Interests for any portion thereof), with any party (excluding a Carve Out Entity) with whom the Company or Ackrell was in contact during the Initial Term regarding any potential financing, Sale of Interests or other Transaction, any of which financings, Sale of Interests, or Transactions is subsequently and substantially
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consummated with such party, the Company shall pay to Ackrell the full amount of Compensation calculable and payable in accordance with the terms and provisions of the Compensation Section hereof, as if such financings, Sales of Interests, or Transactions had occurred during the Initial Term. Upon any expiration or termination hereof, the Company and Ackrell shall provide each other with a list of parties contacted, and each shall include in such list, in good faith, all parties with whom each was in contact regarding a potential financings, Sales of Interests, or Transactions pursuant to this Agreement.

Follow on Exclusive:	Upon the completion of any financing, Sale of Interests, or other Transaction during the Initial Term hereof (including, without limitation any Carve Out Financing or JV Carve Out Financing), Ackrell shall automatically be granted an additional right, for the 24 month period beginning at the consummation of such Transaction (the “Follow On Exclusive Period”), to act as the Company’s exclusive investment banker and financial advisor for any other transaction or Transactions (including Sale of Interests) which may occur subsequent to the closing of any Transactions contemplated hereunder, subject to the Public Offering Carve Out and the M&A Carve Out provisions below. In the event Ackrell provides the Company with bona fide offer(s) (including, without limitation a term sheet proffered in good faith from an investor) to provide financing to the company or otherwise enter into a Transaction, and the Company determines to not accept such offer(s), then, for the purposes of the Follow On Exclusive, the Company shall be deemed to have completed a Transaction.

Public Offering Carve Out:	In the event the Company determines to effect a public offering of its stock or other securities, the Company may use the services of one of the following four investment banking institutions (the “Carve Out Institutions”), subject to the Public Offering Fee Sharing Right conditions set forth below. JP Morgan Chase & Co., Citigroup Inc., Morgan Stanley Corp., and Goldman Sachs, Inc. In the event the Company determines to use any such Carve Out Institution pursuant to a public offering of its securities, then Ackrell shall have the right (the Public Offering Fee Sharing Right), at Ackrell’s sole discretion, to act as and be compensated by the Company as, either (i) a co-lead book running manager for 50% (fifty percent) of the total fees (including, without limitation, all gross spread, underwriting fees, selling concessions, management fees, and other consulting and advisory fees) pursuant to such public offering, or (ii) financial advisor to the Company for
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a fee of 2% (two percent) of all capital raised pursuant to such public offering.

M&A Carve Out:	If, during the second twelve month period of the Follow On Exclusive Period, the Company is solicited by any of the Carve Out Institutions to effect a Sale of Interests of the Company or similar transaction, then the Company may hire one such institution which so solicited the Company; provided however, that the Company shall hire Ackrell as co-advisor and pay to Ackrell, as compensation, 40% (forty percent) of all fees paid to all investment banking and financial advisory institutions (or otherwise) pursuant to such Sale of Interests of the Company or similar transaction.

The Company will reimburse Ackrell for reasonable out of pocket expenses incurred by Ackrell (including the designated project team involved with this engagement) and its partners, affiliates, registered representatives, members, agents and consultants (such agents and consultants to be approved by the Company) pursuant to its engagement hereunder as well as legal fees of one counsel rated to the preparation of documentation of its engagement hereunder and evidencing and securing Ackrell’s Ownership Interests. Reimbursable expenses shall include, without limitation, database fees, telephone and other communication, travel and business entertainment, copy and production costs. Reimbursable Expenses shall exclude Ackrell’s general overhead expenses. Reimbursement of expenses hereunder shall be payable whether or not a Transaction is consummated. Ackrell shall submit on a periodic basis invoices for expense reimbursement which shall include, to the extent practicable, receipts and invoices from third parties evidencing expenses. The Company shall reimburse Ackrell for such reasonable expenses promptly upon receipt of such expense reimbursement invoices.

The Company hereby indemnifies and holds harmless Ackrell and its agents, representatives, consultants (including, without limitation, Ackrell Capital, LLC, Jonathan Heine; Greenridge Capital LLC, and their affiliates (including its members and registered representatives and agents) (collectively “Ackrell Agents”) from and against any losses, claims, damages, assessments, penalties, judgments, awards, and other liabilities (collectively “Liabilities”), including; the expenses of counsel to Ackrell and/or Ackrell Agents (as the case may be) to defend against such Liabilities, to the fullest extent permitted by law and to fully and promptly reimburse Ackrell and/or Ackrell Agents (as the case may be) for any and all fees, costs, expenses and
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disbursement (collectively “Expenses”), as and when incurred, of investigation and preparing or pursuing the defense of any actual, alleged or pending claim, action, suit, proceeding, litigation, arbitration or investigation, as a result of any third-party claim against Ackrell and/or Ackrell Agents (as the case may be) arising out of or in connection with the services rendered under this Agreement (and any work product, presentations, communications, advice or other materials prepared or conveyed in connection therewith), including any actions taken by the Company as a result of or in response to any advice given or services rendered under this Agreement provided, however, that these Indemnification provisions shall not apply to any portion of any such Liabilities to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Ackrell or Ackrell Agents. Ackrell shall (a) promptly notify the Company of any claim made for which the Company has an indemnification obligation, (b) provide all reasonable assistance to the Company to settle or defend the claim; and (c) give the Company sole control over all negotiations and proceedings that may arise from such claim; provided, however, that notwithstanding anything contained in this Agreement, or any other agreement between the Company and Ackrell, or otherwise the Company shall not enter into or agree to any settlement unless such settlement includes a provision unconditionally releasing Ackrell and/or Ackrell Agents (as the case may be) from and holding Ackrell and/or Ackrell Agents (as the case may be) harmless against all liability in respect of claims or proceedings, and shall not, without the written permission of Ackrell and/or Ackrell Agents (as the case may be), involve the admission of any wrongdoing or fault of Ackrell and/or Ackrell Agents (as the case may be). This Indemnification Section shall survive any termination or expiration of this Agreement.

Confidentiality:	Ackrell agrees to keep the Company’s non-publicly available information confidential, and provide such information only to Ackrell affiliates and agents who need to know such information to assist with Ackrell’s engagement hereunder, and to potential Financing sources and their affiliates and agents as directed by the Company. The confidentiality provisions of this Agreement shall expire one year from the date hereof. Ackrell’s engagement hereunder, and the services rendered shall not be deemed to be non-public information subject to Confidentiality provisions of this Agreement. Upon completion of a Transaction, Ackrell may issue an announcement, including a “Tombstone” advertisement reflecting the Transaction and Ackrell’s involvement therewith.
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Miscellaneous:	a) Ackrell shall be acting as an independent contractor to the Company, and accordingly shall have neither rights to benefits nor liabilities to any party as it would as an employee, director or officer of the Company.

b) No person who is a member, employee, or affiliate of or contractor to Ackrell shall have or be deemed to have personal liability to the Company (or Ackrell) hereunder.

c) Ackrell shall make itself available to the Company on a basis which Ackrell in its sole discretion deems reasonable.

d) Ackrell has performed and shall have the right to perform services for other entities which may be deemed to be competitive with the Company during and after the Initial Term, subject to the Confidentiality provisions herein.

e) Any advice or work product provided by Ackrell to the Company shall be kept strictly confidential by the Company and shall not be shared with any third parties without the express written consent of Ackrell. No advice or work product provided by Ackrell shall be deemed to be an opinion of fairness from a financial point of view or otherwise of any Transaction, Sale of Interests, transaction or arrangement of the Company. Accordingly, the Company is urged to seek its own legal, accounting, tax, and other advice as it deems appropriate, prior to utilizing any advice from Ackrell, or communicating with any potential or actual investors, lenders, or other parties. To the extent the Company requests, and Ackrell agrees to provide an opinion as to the fairness from a financial point of view of any Transaction or Sale of Interests, then the providing of such opinion shall be coveted by a separate agreement with its own terms and conditions, by and between the Company and Ackrell.

f) The Company expressly acknowledges that Ackrell has not made any representations or warranties as to likely results or outcomes deriving from the services of Ackrell performs hereunder, and Ackrell shall have no liability to the Company or otherwise regarding any actions taken as a result of, or direct or indirect consequences or results of, any services rendered or advice given by Ackrell. Accordingly, each of the Company and Ackrell has retained its own legal advice in entering into this Agreement and evaluating any advice, guidance or direction given or services rendered or to be rendered by Ackrell.
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g) Any modification to this Agreement must be mutually agreed in writing and executed with all required signatures of both parties hereto.

h) All payment obligations under the Compensation section of this Agreement shall survive any termination of expiration of this Agreement. In the event Ackrell, as a result of non-payment of Compensation due it, initiates counsel or collection agents or court proceedings to collect Compensation due it under this Agreement, the Company shall be liable for all costs, including legal fees, commissions and collection costs, incurred by Ackrell.

i) The Company shall not consummate any Transaction, Sale of Interests, financings, or other Transactions or transaction without providing adequate provisions and protections for the payment to Ackrell (or its assigns) of all Compensation due hereunder.

j) The Company shall direct payments hereunder as directed by Ackrell.

k) If any provision herein is determined or held by court action or otherwise to be unenforceable or invalid, it shall be severable from all other provisions herein and such not affect the validity and enforceability of any other provision herein.

l) Any notices made hereunder may be made by certified mail, courier or delivery service, or verified facsimile provided there is a signed receipt or facsimile thereof verifying delivery by the recipient. Notice shall be deemed received as of the date of signature by such recipient or its members, officers or employees, as the case may be.

Governing Law:	This Agreement shall be governed by the laws of the State of California, without regard to any conflict of law provisions thereof. The Company hereby consents to the jurisdiction of any California State or Federal court located in the City of San Francisco for the adjudication of any suits, actions or conflicts arising out of this Agreement.

Entire Agreement:	This constitutes the entire understanding between the Company and Ackrell.
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